Exhibit 99.7

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of common stock, $0.001 par value, of FinTech Acquisition Corp.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  March 16, 2016

FINTECH INVESTOR HOLDINGS, LLC

By:	/s/ Daniel G. Cohen
	Name:	Daniel G. Cohen
	Title:	Managing Member

DGC FAMILY FINTECH TRUST

By:	/s/ Daniel G. Cohen
	Name:	Daniel G. Cohen
	Title:	Trustee

/s/ Daniel G. Cohen
DANIEL G. COHEN

/s/ Betsy Z. Cohen
BETSY Z. COHEN

/s/ Alan Joseph Ferraro
ALAN JOSEPH FERRARO

/s/ Frank Mastrangelo
FRANK MASTRANGELO

/s/ James J. McEntee, III
JAMES J. MCENTEE, III

/s/ Shami Patel
SHAMI PATEL

/s/ Jeff Shanahan
JEFF SHANAHAN